EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements (Form S-3, No. 333-0325, Form S-3, No. 333-13363, Form S-3, No. 333-64616, Form S-3, No. 333-65412, Form S-8, No. 333-35853, Form S-8, No. 333-81863, and Form S-8, No. 333-81865) of The Mills Corporation and in the related Prospectuses of our report dated February 19, 2003 (except for the first and second paragraphs of Note 18, as to which the date is March 27, 2003, and for Note 20, as to which the date is June 9, 2003) with respect to the consolidated financial statements and schedule of The Mills Corporation included in the Current Report on Form 8-K.

/s/ Ernst & Young LLP

McLean, Virginia
June 9, 2003